News Release

Exhibit 99.2

ACUITY BRANDS, INC.
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES ANNUAL MEETING DATE

ATLANTA, September 27, 2019 - The Board of Directors of Acuity Brands, Inc. (NYSE: AYI; “Company”) today declared a quarterly dividend of $0.13 per share. The dividend is payable on November 1, 2019 to shareholders of record on October 18, 2019.
The Company will hold its Annual Meeting of Stockholders at 11:00 a.m. ET on Friday, January 8, 2020, at the Four Seasons Hotel, 75 Fourteenth Street, NE, Atlanta, Georgia
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.

Company Contact:
Dan Smith
Acuity Brands, Inc.
dan.smith@acuitybrands.com
(404) 853-1423